IDEX MUTUAL FUNDS

TO THE SHAREHOLDERS OF

IDEX NWQ VALUE EQUITY
IDEX PILGRIM BAXTER MID CAP GROWTH
IDEX PILGRIM BAXTER TECHNOLOGY



Section 270.30d-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results.
Accordingly, IDEX Management, Inc. solicited a vote by the shareholders for:

IDEX NWQ VALUE EQUITY

Proposal 1	Approval of a new Sub-Advisory Agreement between
IDEX Management, Inc. and NWQ Investment Management Company, Inc., with respect to the Fund, to take effect on December 15, 2000.

IDEX PILGRIM BAXTER MID CAP GROWTH
IDEX PILGRIM BAXTER TECHNOLOGY

Proposal 1	Approval of a new Sub-Advisory Agreement between
IDEX Management, Inc. and Pilgrim Baxter & Associates, Ltd., with respect to the Funds, to take effect on December 15, 2000.



At a special meeting of shareholders held on December 15, 2000, the results of Proposal 1 for each Fund were as follows


	FOR	AGAINST	ABSTAIN

IDEX NWQ Value Equity	94.3%	1.4%	4.3%

IDEX Pilgrim Baxter Mid Cap Growth	95.4%	0.9%	3.6%

IDEX Pilgrim Baxter Technology	97.7%	0.6%	1.7%